UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of report (date of earliest event reported):
May 29, 2013

Daegis Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1420 Rocky Ridge Drive
Roseville, California 95661
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(916) 865-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Daegis Inc. (NASDAQ: DAEG) (the “Company), an eDiscovery and information management company, today announced the appointment of Susan K. Conner, age 49, as Chief Financial Officer (“CFO”), effective May 28, 2013. Ms. Conner replaces Mr. Stephen Baker, who has served as the Company’s Interim Chief Financial Officer since January 17, 2013. She brings more than 25 years of experience as a public company CFO, audit partner at a Big 4 accounting firm and business strategist and advisor.

     Ms. Conner has previously been the CFO for two other public companies. Throughout her career she has led private equity financing deals, negotiated multimillion dollar lines of credit, consolidated and re-organized finance operations on an international scale, and managed financial and due diligence efforts for numerous merger and acquisition transactions.

     Earlier in her career, Ms. Conner worked as a Business Assurance Partner with PricewaterhouseCoopers (“PwC”), advising clients on a number of M&A transactions ranging in size from $25 million to $300 million. Since her time at PwC, Ms. Conner served from May of 2001 to November of 2006 as the Executive Vice President and Chief Financial Officer of Pegasus Solutions, Inc., a provider of technology services to the hospitality industry that went private in 2006, and from October of 2008 to August of 2010 as the Chief Financial Officer of Zix Corporation, a NASDAQ traded Software as a Service (“SaaS”) company that delivers technology in the security sector. She has worked from January of 2011 to April of 2013 as an independent advisor to privately-held companies on a variety of transactional and financial leadership engagements.

     Ms. Conner is a licensed CPA and holds a bachelor’s degree in business administration and accounting from the University of Texas at Austin.

     The Company and Ms. Conner entered into an executive employment agreement in connection with her appointment as Chief Financial Officer. The employment agreement provides for an initial base salary of $270,000 per year. In addition to her base salary, she will be eligible to earn an annual incentive bonus equal to 50% of her base salary, in accordance with the terms and conditions of the incentive plan approved by the Board of Director’s Compensation Committee. The employment agreement provides for the payment to Ms. Conner of nine months of her base salary if her employment is terminated by the Company other than for “cause” or if she resigns employment following a “change in control”, as such terms are defined in the agreement. In the event of a “change in control”, she will also be provided an additional payment equal to the maximum incentive compensation for the fiscal year of the termination. In conjunction with her employment, the Company has granted Ms. Conner options to acquire 150,000 shares of the Company’s common stock at an exercise price equal to the Company’s closing stock price on today’s date, vesting 25% on the first anniversary date of the date of grant with the remaining 75% vesting monthly thereafter over a three year period, with accelerated vesting upon a “change in control”. Upon the first anniversary date of employment, the agreement provides for an additional stock option grant to purchase 0.5% of the Company’s then-outstanding common stock, with vesting terms consistent with the initial grant.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAEGIS INC.
(Registrant)

Date: May 29, 2013	By:	/s/ Susan K. Conner
Susan K. Conner
Chief Financial Officer

Exhibits

99.1	Press Release dated May 29, 2013, titled “Daegis Inc. Names Susan K. Conner as Chief Financial Officer.”